Exhibit 99.2
AT&T ANNUAL MEETING OF SHAREHOLDERS — [DATE OF MEETING]
VOTE NOW!
MAKE SURE YOUR VOTE IS COUNTED!
Important Information for AT&T Shareholders on Voting Procedures
Dear AT&T Shareholder,
Enclosed is an important Proxy Statement/ Prospectus. It is critical that you read the information carefully and vote your proxy.
If you have elected to access these documents electronically, you may view these documents at www.att.com/ir.
Voting Items
Shareholders are being asked to vote on the following items:

•	To adopt the merger agreement among SBC, AT&T and Merger Sub

•	To adjourn the meeting, if necessary, to permit further solicitation of proxies, in the event that there are not sufficient votes at the time of the meeting to adopt the merger agreement

•	To elect 9 directors

•	To ratify the auditors

•	6 shareholder proposals
Please note: if you take no action it will, in effect, be counted as a vote against the merger transaction.
There are 4 easy ways to vote:

•	Vote by Telephone

•	Vote on the Internet

•	Mail in Your Proxy Card

•	Vote in Person at the Meeting
Please refer to your proxy card for voting instructions. Your vote must be received in time for the annual meeting [Insert meeting date].
If your shares are held in a bank or brokerage account, you still need to take action or your vote will not be counted. Your investment representative cannot vote your shares for you with respect to certain management proposals — you must inform your broker of your vote by submitting your voting instruction form according to the directions provided.